Filed pursuant to Rule 433
Dated October 31, 2006

Relating to
Pricing Supplement No. 136 dated October 31, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

Fixed Rate Senior Notes Due 2016
(Reopening)

Issuer: Principal Amount: Maturity Date: Trade Date: Original Issue Date (Settlement): Interest Accrual Date: Redemption at Maturity: Optional Redemption Date(s)

Morgan Stanley
$250,000,000
October 18, 2016
October 31, 2006
November 3, 2006
October 18, 2006
100%
Optional Make-Whole Redemption at any time (treasury spread for this purpose will plus 15 basis points) as described in the above-referenced Pricing Supplement

Issue Price (Price to Public):
Agents’ Commission:
All-in Price:
Net Proceeds to Issuer:
Interest Rate:
Interest Payment Period:
Interest Payment Dates:
Minimum Denomination:
Business Day:
CUSIP:
ISIN:
Issuer Ratings:
Agents:

101.404%, plus accrued interest from and including October 18, 2006
0.45%
100.954%, plus accrued interest from and including October 18, 2006
$252,385,000, plus accrued interest from and including October 18, 2006
5.75% per annum (calculated on a 30/360 day count basis)
Semi-annual
Each April 18 and October 18, commencing on April 18, 2007
$100,000 and integral multiples of $1,000 in excess thereof
New York
61746BDB9
US61746BDB99
Aa3 / A+ / AA-
Morgan Stanley & Co. and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006